Exhibit 10.1

GRYPHON DIGITAL MINING

December 12, 2024

Via Email

Mr. P Eric Gallie
1123 Cortell St, North

Vancouver BC, V7P 2A2

Re:	Offer of Employment

Dear Eric:

We are pleased to present the following offer of employment with Gryphon Digital Mining, Inc. (the “Company”), which if accepted, will become effective on December 12th, 2024.

Position and Duties

Your title will be Senior Vice President, Energy. Your primary duty will be to secure sufficient electricity supplies for the Company’s digital currency mining operations and other needs. Your duties will also include:

●	Energy Strategy Development

●	Energy Procurement & Negotiation

●	Sustainability Initiatives

●	Operational Oversight

●	Innovation & Technology Integration

●	Team Leadership

The Company may terminate your employment at any time, for any reason or no reason, without prior notice. Any notice of termination of employment by either you or the Company must be in writing. If the company terminates you without “Cause,” you will be entitled to one year of your Base Salary, which shall be paid in substantially equal installments over the twelve (12) month period following your termination date (the “Severance”). The Severance shall be subject to your execution and non-revocation of a release of claims in favor of the Company, the form of which shall be determined by the Company. “Cause” shall have the same meaning ascribed to such term in the Gryphon Digital Mining, Inc. 2024 Omnibus Incentive Plan (the “Plan”).

Offer of Employment
December 12, 2024

Compensation

You will be paid a base salary (“Base Salary”) in the gross amount of US$250,000.00 (Two Hundred Fifty Thousand Dollars) per annum. The Base Salary will be paid in equal installments on the Company’s regular pay dates no less frequently than semi-monthly. As an exempt salaried employee, you will not receive overtime premium pay for work hours over 40 in a workweek.

You will be eligible for an annual discretionary bonus (“Bonus”) that the Company may award to you in an amount to be determined in its sole and absolute discretion. Your Bonus target shall be 100% of your then-applicable annual Base Salary. The Company may pay any Bonus in the form of 50% cash and 50% restricted stock units (“RSUs”) governed by the Plan and the applicable award agreement. To be eligible to receive your Bonus, you must be employed by the Company on the date such Bonus is paid.

Within thirty (30) days of the Effective Date, the Company will recommend to the Board a one-time equity grant to you in the form of 500,000 RSUs covering shares of the Company’s common stock (the “Initial Award”). The grant shall be made pursuant to the Plan. The Initial Award shall be subject to your continued service through the applicable vesting date. The Initial Award shall vest as to one-fourth (1/4) of the RSUs subject to the Initial Award (rounded down to the nearest whole share) on each of the first four (4) annual anniversaries of the grant date.

The terms and conditions of the Initial Award will be set forth in a separate award agreement in a form prescribed by the Company. Per the plan, these RSUs shall vest upon a change of control.

The Company may withhold from any payments or benefits under this agreement all federal, state, or local taxes or other amounts, as may be required pursuant to applicable law, government regulation, or ruling.

Paid Time Off

On a calendar year basis, pro-rated for partial years, you will earn five (5) weeks of paid time off (“PTO”) in accordance with the Company’s PTO policy and applicable state law. Upon the termination of your employment by the Company, all earned and unused PTO shall be forfeited unless prohibited by applicable law. PTO will accrue at the rate of 1/12 of your annual amount every month.

Benefits

You shall be entitled to receive those benefits that are made available to the other similarly situated executive employees of the Company, including, but not limited to, medical, dental, and short-term disability insurance (collectively, the “Employee Benefits”), in accordance with the terms and conditions of the applicable plan documents, provided that you meet the eligibility requirements thereof. The Company reserves the right to reduce, eliminate, or change such Employee Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

Offer of Employment
December 12, 2024

Non-Competition Agreement

As a condition of employment, you will be required to execute the Company’s standard Non-Competition Agreement.

Choice of Law/Venue

This Agreement will be governed by the laws of the State of Delaware, regardless of principles of conflicts of laws. The exclusive venue for any legal disputes between you and the Company shall be the state and federal courts that have jurisdiction over, and are located in Delaware.

Entire Agreement

This Agreement, and the Non-Competition Agreement, contain all of the understandings and representations between the Company and you relating to the subject matter in this Agreement and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

No Oral Modification

The terms of this Agreement may not be orally modified. No agent of the Company other than me has the authority to change the terms of your compensation or the at-will nature of this employment and any such changes must be made in a writing signed by me.

* * * *

Offer of Employment
December 12, 2024

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return it to us. A facsimile or .pdf signature will be considered an original for purposes of this Agreement. Please retain copies for your records.

Sincerely,

GRYPHON DIGITAL MINING, INC.

By:	/s/ Steven Gutterman
Steven Gutterman
Chief Executive Officer

I understand and accept the terms of this employment offer.

/s/ P Eric Gallie
Mr. P Eric Gallie

December 12, 2024
Date